May 2, 2009

VIA E-MAIL

Mr. Kim Castellino

RiskMetrics Group

2099 Gaither Road

Rockville, MD 20850

Dear Kim:

Thank you for taking the time to listen to our concerns yesterday. Because Questar Corporation values the input of RiskMetrics, I hope we can resolve this difference of opinion. I would like to detail the reasons why we continue to believe that the position taken by RiskMetrics to oppose the Long-term Cash Incentive Plan (LTCIP) is misguided.

First, we were surprised that RiskMetrics chose to designate Teresa Beck an “Affiliated Outsider” because of the contract between The Nature Conservancy of Wyoming (TNCW) and Questar Market Resources, Inc. (QMR). As Mr. Rattie told you yesterday, the State of Wyoming and the Bureau of Land Management advised QMR to retain TNCW for habitat evaluation and mitigation work to benefit both the environment and the public. In fact, the State of Wyoming is a signatory to the agreement along with QMR and TNCW. Ms. Beck’s position as a trustee for the national (not Wyoming) board of The Nature Conservancy has nothing to do with the selection of TNCW or performance of the contract. QMR was simply following the recommendation of the state and federal agencies that determine its ability to perform exploration and production work on public lands.

Moreover, the standard that RiskMetrics has set is unclear. The definition of Affiliated Outsider addressing grants or endowments to charitable organizations expressly includes directors who are “trustees, directors or employees of the charitable organization.” However, the section regarding professional services does not include that provision. In other words, the professional services section seems to contemplate only a director him or herself (or a relative) who directly provides the services. It defines an Affiliated Outsider as a director who “currently provides (or a relative provides) professional services….”  Unlike the other provision, there is no mention of a trustee of a charitable organization where the organization provides services. A fair reading of this section indicates that it does not contemplate Ms. Beck’s situation. Please remember that as a trustee of The Nature Conservancy, Ms. Beck is not an employee or partner, has no ownership interest in the organization and has no financial stake in its success. TNCW seems to be more appropriately governed by the charitable grants section as that is the only section that addresses trustees of charitable organizations.

I understand RiskMetrics’ position that a director who provides financial services to a corporation in excess of $10,000 may not be independent, but we are not in that situation. Ms. Beck, because of her devotion to environmental causes, has become a trustee of a huge national environmental organization with revenues of approximately $1.4 billion during its last fiscal year. A related organization, TNCW performs work for QMR for the benefit of the public that is in no way related to Ms. Beck’s position on the national board. Ms. Beck did not perform that work, nor did a relative of hers. It is difficult, therefore, to see how this situation fits within the professional services definition of an Affiliated Outsider.

I am aware that RiskMetrics encourages companies to protect the environment and ensure sustainability. It is, therefore, baffling to be singled out for a negative voting recommendation based on an effort to be good corporate citizens and stewards of the environment. Surely this is not a result RiskMetrics endorses.

Second, as we discussed, the Long-term Cash Incentive Plan is exactly the type of long-term incentive program that RiskMetrics champions. The detailed plan metrics are available on pages 15-16 and 31-32 of the Questar Proxy Statement. Whether executives receive a payment is dependent on total shareholder return (TSR) relative to peer companies over a three-year period. In fact, for the 2006-2008 plan period, our executives received the lowest possible payouts under the Plan (e.g. as shown on page 32, Mr. Rattie received $166,667) because the Company ranked 9th among its 13 peers for that plan period. If we had ranked 10th – 13th, executives would have received no bonuses under the Plan.

As you can see, LTCIP payments are limited by Plan metrics. In fact, the cap has never been a factor in the payouts. Mr. Rattie’s highest payout under the Plan since its inception was $628,560, less than half of the cap. That was at the end of a period (2005-2007) when Questar stock performed very well.

RiskMetrics uses TSR as its primary method for evaluating aggregate executive compensation, so the TSR measure utilized by the LTCIP dovetails nicely with RiskMetrics’ view of how to allocate executive compensation. It is our intent, as stated in the proxy, “to motivate participating executives to focus on total shareholder return over the longer term” (13).

The proposal is designed for tax-management purposes; it does not set an award guideline. The Company has demonstrated conservative and performance-based pay philosophies (as RiskMetrics has mentioned elsewhere in its report). This proposal would allow greater use of performance-based pay and enable the Company to place more emphasis on relative TSR performance-based awards instead of time-based awards.

RiskMetrics compares the LTCIP awards to "non-equity incentives" among peer companies -- presumably annual bonus programs. However, the LTCIP is part of a total long-term incentive program that includes both equity-denominated and non-equity denominated awards, and the Committee benchmarks against total long-term awards at other companies. Raising the cap would permit Questar to deliver more of its long-term compensation through performance-based vehicles.

In the end, payout will be dictated by total shareholder return, and the Questar Board believes that is an appropriate measure. As an aside, we have received extremely positive feedback from shareholders about this Plan because it so effectively aligns executive interests with those of shareholders.

I hope that RiskMetrics will consider these points and amend its recommendation with respect to the Long-term Cash Incentive Plan. I would be happy to answer any questions you may have. Thank you for taking the time to review this information.

Sincerely,

/s/Abigail L. Jones

Abigail L. Jones

Vice President, Compliance

& Corporate Secretary

ALJ/ceu

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